EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-230061, 333-230059, 333-223492, 333-216171, 333-209761, 333-194231, 333-114364, 333-133268, 333-179417, 333-123751, 333-123750, 333-114365, 333-66348, 333-32398, 333-95889, 333-83905, 333-65179, 333-02121, 333-102848, and 333-63426 on Form S-8 of our reports dated November 8, 2019, relating to the consolidated financial statements of Fair Isaac Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers in fiscal year 2019 due to the adoption of the new revenue standard), and the effectiveness of Fair Isaac Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP
San Diego, CA
November 8, 2019